Exhibit 99.1

Clearday’s Companion Robotics Solution Mitra Selected for Pennsylvania Pilot Program

San Antonio, Texas December 29, 2022 (GlobeNewswire) - Clearday, Inc. (OTCQX: CLRD) (“Clearday” or the “Company”) is pleased to announce that TRECS Institute has applied for a grant from the Pennsylvania State Civil Penalty Fund to access funds for skilled nursing facilities to purchase Mitra robots from Clearday that will have Clearday’s full suite of robotic services including its proprietary digital programming, “Clearday at Home”. The Mitra robot is expected to elevate the care options for skilled nursing communities across the country. This application by TRECS is the pilot program for the TRECS and Clearday strategy to access similar funds to greatly enhance Clearday’s ability to sell or rent, as a service, its Mitra robots to skilled nursing facilities nationwide. The Company recently received a provisional order from their pilot facility that intends to fund its purchase from this Pennsylvania grant. John Whitman, the Founder of TRECS, noted that this grant process may be easily replicated throughout the United States and that “he is pleased to take this important first step to provide Revolutionary Elder Care through Companion Robotics to skilled nursing facilities in Pennsylvania.” Clearday plans to provide regular updates on the progress of the TREC project as they are available through press releases or on our website.

James Walesa, Founder and CEO of Clearday commented, “We at Clearday are excited about this pilot program, which we expect to replicate for additional state grants to access funds to purchase our robotic services. In addition, Clearday is proud that John Whitman, a prominent elder care professional, and TRECS Institute, a not for profit organization devoted to using innovative care solutions to improve the quality of care to senior citizens and others in need of long-term care, support Clearday’s robotic services. We know that there are many challengers in the robotic services industry and are honored by the endorsement and validation of our many years investment in innovative care, including our Clearday at Home digital programing, our proprietary BEST test that combined with robot services, have made Mitra a true trusted companion.”

Clearday began its journey in 2018 to reimagine the way that America treats our most vulnerable population, seniors with geriatric issues including dementia. Mr. Walesa added, “As we begin to close the books on 2022 and look forward, I very much appreciate that we have journeyed through some of the most difficult times of the elder care industry and stand at an inflection point technology and care in a way that makes me see a bright future for care as the industry and Clearday continue to bring to market significant innovations that empower and support caregivers and elevate the level of elder care, especially for those with cognitive and other geriatric issues. For example, our suite of companion robotic services should help rationalize the cost at all types of Senior Living communities to help stabilize their budgets and, more importantly, provide seniors with better care. We look forward to rolling this program out across the country.”

Clearday believes that the Civil Penalty Fund opportunities in Pennsylvania are available nationwide and intends to leverage these numerous opportunities in 2023 to generate significant gross revenues from robotic sales, rentals and services. In Pennsylvania, there are over 675 licensed nursing homes with approximately 88,000 beds, according to Care.com. James Walesa noted that “Clearday’s future will be based in large part on our innovative products and services and customer acceptance of our technologies. I think that the technology adoption models such as Rogers Research, bodes well for customer acceptance of our robotic services and other innovative care solutions.” He added, “we believe that people recognize the adoption and use of technologies to advance care and that Clearday should continue its mission to advance care through technologies, including robotic services, to diversify our revenue streams and increase our value.”

About Clearday™

Clearday™ is an innovative non-acute longevity healthcare services company with a modern, hopeful vision for making high-quality care options more accessible, affordable, and empowering for older Americans and those who love and care for them. Clearday has a decade-long experience in non-acute care through its subsidiary Memory Care America, which operates highly rated residential memory care communities in four U.S. states. Clearday at Home – its digital service – brings Clearday to the intersection of telehealth, Software-as-a-Service (SaaS), and subscription-based content. Learn more about Clearday at www.myclearday.com.

About The TRECS Institute – Targeting Revolutionary Elder Care Solutions

The mission of “The TRECS Institute” is to identify, research, test and promote opportunities that improve the quality of care provided to senior citizens and others in need of long-term care support, in the most cost-effective manner possible, regardless of care setting. In recognizing that the quality of care provided to the elderly is so closely tied to the commitment and training of the individual worker, TRECS will place recruitment, training and retention of staff at all organizational levels a top priority. Having recognized the positive impact technology can have, not only in improving the quality of care but also in controlling costs, another focus of the TRECS Institute will be to find technology that can be integrated into the industry to achieve our goals. Finally, once improvements have been identified, The TRECS Institute is committed to making those findings available to facilities across the Nation, maximizing the impact of these positive and successful initiatives in better caring for our nation’s senior citizens. Learn more about TRECS at http://thetrecsinstitute.org.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances and are not guarantees of future performance. Actual results may differ materially from those indicated by forward-looking statements as a result of various factors, risks and uncertainties. These forward-looking statements should not be relied upon as representing Clearday’s views as of any date subsequent to the date hereof. This release includes information from third sources from published reports providing such information and we have assumed the accuracy of such reports without independent investigation or inquiry. This communication is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company.

Media Inquiries

Investor Relations

Ginny Connolly

info@myclearday.com

210-451-0839